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                                                                     Exhibit 8.1

                        [KIRKLAND & ELLIS LLP LETTERHEAD]

                                  March 28, 2005

NSP Holdings L.L.C.
NSP Holdings Capital Corp.
2211 York Road, Suite 215
Oak Brook, Illinois 60523

         Re: Registration Statement on Form S-4 (Registration No. 333-      )
             ---------------------------------------------------------------

Ladies and Gentlemen:

       We are issuing this opinion letter in our capacity as special legal counsel to NSP Holdings L.L.C., a Delaware limited liability company, and NSP Holdings Capital Corp., a Delaware corporation (together, the "Issuers"). This opinion letter is being delivered in connection with the proposed registration by the Issuers of $92,000,000 in aggregate principal amount of the Issuers'
11 3/4% Senior Pay in Kind Notes due 2012, Series B (the "Exchange Notes")
pursuant to a Registration Statement on Form S-4 (Registration No. 333-        )
as filed with the Securities and Exchange Commission (the "Commission") on or about the date hereof, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

       You have requested our opinion as to certain United States federal income tax consequences of participating in the exchange offer for Exchange Notes described in the Registration Statement. Our opinion, under the law in effect on the date hereof, is set forth in the statements made in the Registration Statement under the caption "Certain United States Federal Income Tax Considerations - United States Federal Income Taxation of U.S. Holders - Exchange of Notes."

       The opinion set forth therein is based on the applicable provisions of the Internal Revenue Code of 1986, as amended; the Treasury Regulations promulgated or proposed thereunder; current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures and announcements; existing judicial decisions; and other applicable authorities, all of which are subject to change, possibly with retroactive effect.

       Unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinion stated in the Registration Statement will not be successfully challenged by the IRS or rejected by a court. We express no opinion concerning any Federal income tax matter other than those discussed in the Registration Statement under the caption "Certain United States Federal Income Tax Considerations - United States Federal Income Taxation of U.S. Holders - Exchange of Notes."

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       We hereby consent to the filing of this opinion with the Commission as
Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                              Sincerely,

                                              /s/ Kirkland & Ellis LLP

                                              Kirkland & Ellis LLP